Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street North Bergen, NJ 07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe Board Sets Record and Annual Meeting Dates

NORTH BERGEN, N.J., February 28, 2011 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced its Board of Directors has established April 8, 2011, as the record date for determining shareholders entitled to vote at the 2011 Annual Meeting of Shareholders. The meeting is scheduled to be held on Wednesday, June 1, 2011.

About Vitamin Shoppe, Inc. (NYSE: VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The Company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The Company carries national brand products as well as exclusive products under the Vitamin Shoppe, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 480 Company-owned retail stores, national mail order catalogs, and websites, www.VitaminShoppe.com and www.EcoShoppe.com, and has a social community site at www.VSconnect.com.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com